CERTIFICATE OF ELIMINATION
                             OF
       SERIES A JUNIOR PARTICIPATING PREFERRED STOCK,
                             OF
                         CADIZ INC.

             (PURSUANT TO SECTION 151(G) OF THE
              DELAWARE GENERAL CORPORATION LAW)

     Cadiz Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the
"Corporation") does hereby certify that the following resolutions respecting the Corporation's Series A Junior
Participating Preferred Stock were duly adopted by the Corporation's Board of Directors:

          WHEREAS, no shares of the Corporation's Series A
     Junior Participating Preferred Stock are outstanding and no shares of Series A Junior Participating
     Preferred Stock will be issued subject to the certificate of designations previously filed with respect to the Series A Junior Participating Preferred
     Stock;

          NOW, THEREFORE, IT IS HEREBY RESOLVED, that the officers of the Corporation be, and each of them is hereby, authorized, empowered and directed to cause a certificate of elimination with respect to the Corporation's Series A Junior Participating Preferred Stock to be executed and filed with the Secretary of the State of Delaware pursuant to Section 151(g) of the Delaware General Corporation Law in order to eliminate from the Corporation's certificate of incorporation all matters set forth in the certificate of designations with respect to the Series A Junior Participating Preferred Stock.


     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this day of March, 2004.

                              CADIZ INC.



                              By:
                                 ------------------------------
                                 Jennifer Hankes Painter
                                 Secretary